Digital Power Reports Financial Results for the Fourth Quarter and the Year Ended December 31, 2008

FREMONT, Calif., March 26, 2009, Digital Power Corporation (NYSE Amex: DPW - News)  today announced its financial results for the fourth quarter and for the year ended December 31, 2008.

Digital Power reported net income of $142,000 for the three months ended December 3l, 2008, compared to net income of $235,000 for the three months ended December 31, 2007. Operating income equaled $49,000 for the fourth quarter of 2008, compared to operating income of $206,000 for the fourth quarter of 2007  Digital Power reported revenues of $2,559,000 for the quarter ended December 31, 2008, a decrease of 34% from $3,851,000 in revenues for the comparable quarter in 2007.

Net income for the year ended December 31, 2008 was $558,000, an increase of $437,000 over the net income of $121,000 in 2007. Gross margins in 2008 increased to 30%, compared to gross margins of 26% in 2007. However, Digital Power’s revenues for the year ended December 31, 2008 were $11,900,000, a 2% decrease from $12,157,000 in revenues for the year ended December 31, 2007.

Commenting on the results, Amos Kohn, President and CEO stated, “While we were disappointed with the fourth quarter drop in revenues, overall 2008 was a positive year for Digital Power. We were able to post significant increases in both operating income and net income for the Company over 2007.  In mid-2008, we implemented a new strategy extending our distribution network to cover numerous new market segments. We also decided to focus more on full custom power solutions and are pleased to report that this initiative is beginning to pay off, as we have recently won several important development contracts. Simultaneously, we launched a promotional effort for our standard and modified standard high density, high flexibility products, which, along with several cost reduction initiatives, resulted in improved gross margins in 2008.”

About Digital Power:
Digital Power Corporation designs, develops, manufactures, distributes, and sells cutting-edge high-grade power system solutions to the telecom/datacom, industrial, medical and military/defense industries.  Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; Phone number 510-657-2635; Website: www.digipwr.com.

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2009 and the expected results of modifications to the Company’s strategy.  The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) the possibility of net losses in the future; (b)  dependence on Telkoor Telecom Ltd., the Company’s principal shareholder, for design and manufacturing capabilities; (c) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (d) the inability of the Company to realize the benefits of the reduction in its cost structures due to changes in its markets or other factors, and the risk that the reduction in costs may limit the Company’s ability to compete; (e) the possible failure of the Company’s custom product development efforts to result in products which meet customers’ needs or such customers’ failure to accept such new products; (f) the ability of the Company to attract, retain and motivate key personnel; (g) dependence on a few major customers; (h) dependence on the electronic equipment industry; (i) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (j) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (k) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (l) the inability of the Company to procure necessary key components for its products, or the purchase of excess or the wrong inventory; (m) dependence on sales of legacy products; (n) variations in operating results from quarter to quarter; (o) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the U.S. Securities and Exchange Commission including, but not limited to, the Company’s Forms 10-KSB, 10-K, 10-Q and 8-K.  All filings are also available from the Company’s website at www.digipwr.com.

Digital Power Corporation

Financial Data
(In thousands except for per share data)

	Three months		Year
	Ended December 31,		Ended December 31,
Statement of Operations Data:	2008	2007	2008	2007

Revenues	$2,559	$3,851	$11,900	$12,157
Operating income	49	206	391	53
Net income	142	235	558	121

Basic net earnings
per share	$0.021	$0.036	$0.084	$0.018
Diluted net earnings
per share	$0.021	$0.034	$0.083	$0.018

	As of December 31,
Balance Sheet Data:	2008	2007

Working capital	$3,412	$3,500
Total assets	6,280	6,305
Shareholders' equity	3,606	3,743